Exhibit 5.2

Ortoli | Rosenstadt LLP	366 Madison Avenue
3rd Floor
New York, NY 10017
tel: (212) 588-0022
fax: (212) 826-9307

July 30, 2025

Mainz Biomed N.V.

Robert Koch Strasse 50

55129 Mainz

Germany

Re:	Mainz Biomed N.V.

Ladies and Gentlemen:

We are acting as United States counsel to Mainz Biomed N.V., a public company with limited liability under Dutch law (the “Company”), in connection with the registration statement on Form F-1 (the “Registration Statement”), including all amendments and supplements thereto, and accompanying prospectus initially filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, with respect to the issuances of (a) units consisting of (i) one ordinary share, with a nominal value of EUR 0.40 per share (the “Ordinary Shares”) and (iii) one and one-half ordinary share purchase warrants (“Ordinary Share Warrant”), exercisable for one and one-half Ordinary Shares and (b) pre-funded units (the “Pre-Funded Units”) consisting of (i) one pre-funded ordinary share purchase warrant (the “Pre-Funded Warrants”), exercisable for one Ordinary Share and (ii) one and one-half Ordinary Share Warrants.

This opinion is being furnished to you in connection with the Registration Statement.

In connection with this opinion, we have examined the following documents:

1.	a copy of the Registration Statement,

2.	the form of the Placement Agency Agreement, filed as exhibit 1.1 to the Registration Statement (the “Placement Agency Agreement”),

3.	the form of Ordinary Share Warrant, filed as exhibit 4.8 to the Registration Statement,

4.	the form of Pre-Funded Warrant, filed as exhibit 4.9 to the Registration Statement,

5.	a copy of the executed written resolution of the directors of the Company dated July 30, 2025 and

6.	such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below.

For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, and (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and have assumed that such statements and representations are true, correct and complete without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

Ortoli | Rosenstadt LLP

Mainz Biomed N.V.

July 30, 2025

Based upon the foregoing, we are of the opinion that each of:

(i)	the Pre-Funded Warrants (when duly authorized, executed and delivered by all necessary corporate action of the Company and when the Pre-Funded Warrants have been issued, delivered and paid for, as contemplated by the Registration Statement, pursuant to the Placement Agency Agreement), and

(ii)	the Ordinary Share Warrants (when duly authorized, executed and delivered by all necessary corporate action of the Company and when the Ordinary Share Warrants have been issued, delivered and paid for, as contemplated by the Registration Statement, pursuant to the Placement Agency Agreement), will be legally binding obligations of the Company enforceable in accordance with their respective terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defences and to the discretion of the court before which any proceeding therefor may be brought; (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Pre-Funded Warrants and Ordinary Share Warrants; and (e) we have assumed the Exercise Price (as defined respectively in the Pre-Funded Warrants and Ordinary Share Warrants) will not be adjusted to an amount below the par value per share of the Ordinary Shares.

Notwithstanding anything in this letter which might be construed to the contrary, our opinion herein is expressed solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. Our opinion represents only our interpretation of the law and has no binding, legal effect on, without limitation, any court. It is possible that one or more courts may sustain such contrary positions. Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this opinion to reflect any changes, including changes which have retroactive effect (i) in applicable law or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect or incomplete.

This letter is furnished to you for use in connection with the Registration Statement and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Ortoli Rosenstadt LLP
Ortoli Rosenstadt LLP